As filed with the Securities and Exchange Commission on December 30, 2022

Registration No. 333-222974

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RenovaCare, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3841
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

98-0384030
(I.R.S. Employer Identification Number)

9375 E. Shea Blvd., Suite 107-A Scottsdale, Arizona 85260	888-398-0202
(Address of Principal Executive Office, Zip Code)	(Telephone)

Corporate Creations Network, Inc. 3260 N. Hayden Road, #210 Scottsdale, Arizona 85251	(480) 993-2162
(Name and Address of Agent for Service)	(Telephone Number, Including Area Code of Agent for Service)

Copy to:

Joseph Sierchio, Esq.

Sierchio Law, LLP

430 Park Avenue, Suite 702, New York, New York 10022

Telephone: (212) 246-3030

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment is being filed to deregister all the unsold securities registered under the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DE-REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the registration statement on Form S-1 (File No. 333-222974) (the “Registration Statement”), filed by RenovaCare, Inc. (the “Company”) on April 6, 2018 with the Securities and Exchange Commission ("SEC") and declared effective by the SEC on April 17, 2018. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in the Registration Statement is a combined prospectus relating to (i) an aggregate of 2,310,142 shares registered for resale as set per the Registration Statement and (ii) 1,933,636 Common Shares previously registered by the Company on its Registration Statements on Form S-1 (Registration No. 333-215661 previously filed by the Registrant on Form S-1 on January 23, 2017 and declared effective by the Securities and Exchange Commission July 5, 2017), which related to the resale of up to 2,856,000 shares of common stock of the Registrant from time to time by the Selling Stockholders named therein. The remaining 1,933,636 shares represent the balance after considering the removal of the shares registered on behalf of one Selling Stockholder (none of which were sold) and the shares sold by the other Selling Stockholders.

The Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to deregister all unsold Registered Securities. In accordance with the undertakings made by the Company in the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 30, 2022.

RenovaCare, Inc. /s/ Harmel S. Rayat

By:
Name:	Harmel S. Rayat
Title:	Chief Executive Officer (Principal Executive Officer),
Chief Financial Officer (Principal Financial Officer), and
Sole Director